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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                                                                     Three Months Ended
                                                                                                   7/3/99         6/27/98
                                                                                                   ------         -------

Basic Net Earnings Applicable to Common Stock:

    Net Earnings                                                                             $         35     $    (2,683)
    Deduct Preferred Cash Dividends                                                                     6               -
                                                                                             ----------------------------
        Net Earnings Applicable to
      Common Stock                                                                           $         29     $    (2,683)
                                                                                             ============================

Weighted Average Common
  Shares Outstanding                                                                            6,388,174       5,954,574
Effect of Common Stock Equivalent                                                                       -               -
                                                                                             ----------------------------
Weighted Average Common Shares Outstanding
for Primary Earnings per Share                                                                  6,388,174       5,954,574
                                                                                             ============================

Basic Earnings Per Share                                                                     $        .00      $     (.45)
                                                                                             ============================

Diluted Net Earnings Applicable to Common Stock:

    Net Earnings Applicable to
      Common Stock                                                                           $         29      $   (2,683)
    Add Back Preferred Cash Dividends                                                                   5               -
                                                                                             ----------------------------
        Net Earnings Applicable to
      Common Stock                                                                           $         34      $   (2,683)
                                                                                             ============================
Weighted Average Common
  Shares Outstanding                                                                            6,388,174       5,954,574
Effect of Common Stock Equivalent                                                               3,836,821               -
                                                                                             ----------------------------
Weighted Average Common Shares Outstanding
for Diluted Earnings per Share                                                                 10,224,995       5,954,574
                                                                                             ============================

Diluted Earnings Per Share                                                                   $        .00      $     (.45)
                                                                                             ============================
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